SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)          December 18, 2000

                          Dynacore Holdings Corporation

                        (formerly Datapoint Corporation)

             (Exact name of registrant as specified in its charter)

       Delaware                      001-07636                 74-1605174
(State or other jurisdiction   (Commission File Number)     (IRS Employer
of incorporation)                                           Identification No.)

         8410 Datapoint Drive, San Antonio, Texas             78229-8500
         (Address of principal executive offices)             (Zip Code)
  Registrant's telephone number, including area code          210-593-7000

  Item 5.Other Events
                  The Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan") proposed by Dynacore Holdings Corporation (the "Company") was declared effective on December 18, 2000 (the "Effective Date"). The Plan was filed as Exhibit 99.1 to the Corporation's Form 8-K which was filed with the Securities and Exchange Commission on December 8, 2000, and is incorporated herein by reference. The Press Release of the Company dated December 19, 2000, is annexed hereto as Exhibit 99.1 and incorporated by reference.

                  Pursuant to the Plan, all existing common stock and exchangeable preferred stock of the Company and those liabilities subject to compromise, as described in the Plan, were cancelled and 10,000,000 shares of common stock, par value $.01, of the Company and 10,000,000 Beneficial Interests representing interests in the Patent Litigation Trust (as defined in the Plan) were issued to certain creditors, stockholders and current management of the Company in respect of their claims and equity interests, as more fully set forth in the Plan.



Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

99.1     Press Release of the Company dated December 19, 2000.

                                    SIGNATURE


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  Dynacore Holdings Corporation
                                                  (Registrant)
Date:  December 22, 2000

                                                  By:/s/ Phillip P. Krumb
                                                  -----------------------------
                                                     Phillip P. Krumb
                                                     Vice President and
                                                     Chief Financial Officer

                                                                  EXHIBIT 99.1




FOR IMMEDIATE RELEASE                            Contact:    Sharon P. Riggs
                                                 Investor Relations
                                                 San Antonio, Texas 78229
                                                 210 593 7901

     DYNACORE HOLDINGS CORPORATION (FORMERLY DATAPOINT CORPORATION) AMENDED PLAN OF REORGANIZATION BECOMES EFFECTIVE


         San   Antonio,   Texas,   December  19,   2000......Dynacore   Holdings
Corporation,   f/k/a  Datapoint  Corporation   (EBB:DYHGQ)  ("Dynacore"  or  the
"Company"), today reported that on December 18, 2000, its Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code confirmed by the United States Bankruptcy Court for the District Court of Delaware on December 5, 2000, became effective (the "Effective Date").

         On the Effective Date, the Company has, in accordance with the terms of the Plan, remitted approximately $33.3 million to the Indenture Trustee for certain pre-bankruptcy convertible subordinated debentures (the "Debentures") for distribution to the Debenture Holders. Distributions to other unsecured creditors are to be made directly by the Company and will commence shortly. In addition, as of the Effective Date, Dynacore's common stock, exchangeable preferred stock (EBB: DYJPQ) and the Debentures were cancelled, and 10 million shares of New Common Stock of the Company, as well as 10 million units of Beneficial Interests, representing interests in the Dynacore Patent Litigation Trust formed to pursue Dynacore's patent litigations, will be issued. The above securities will be issued to common stock and exchangeable preferred stock holders of record on December 5, 2000 (the "Record Date") at the following rates: (i) .225177 shares of New Common Stock per share of old common stock and
(ii) 3.663683 shares of New Common Stock and .545655 units of Beneficial Interests per share of old exchangeable preferred stock. Debenture Holders must redeem their debentures to the Indenture Trustee in order to receive their distributions, at which time they will receive 43.5701965 shares of New Common Stock and 69.712318 units of Beneficial Interests per $1000 principal amount. Debenture Holders will also receive $606.50 in cash per $1000 principal amount.

         Other unsecured creditors will receive, in the aggregate, 105,278 shares of New Common Stock, 168,504 units of Beneficial Interests and $1,466,909.48 in cash. Current management of the Company will receive a total of 1 million shares of the New Common Stock as part of a settlement of certain officer administrative claims that include contract cancellation and waiver of bonuses.

         After the cash distributions described above, and certain other expenses, the Company will have available cash of approximately $7 million, as well as its interests in the Corebyte Networks(TM) product family and 56.5% of the Dynacore Patent Litigation Trust. As part of the Plan, Dynacore has committed to lend the Dynacore Patent Litigation Trust up to $1 million to pursue Dynacore's Patent litigations.

         Deliveries of the above securities effective after the Record Date should be evidenced by due bills representing the distribution of the New Common Stock and Beneficial Interests. Dynacore anticipates that the New Common Stock will be traded on the Bulletin Board (CUSIP #26779T 30 8) and the Beneficial Interests will be traded on the Pink Sheets (CUSIP #703044 10 7) before year-end. New trading symbols for the New Common Stock and the Beneficial Interests will be provided in a subsequent press release.

         This press release contains forward-looking statements that involve uncertainties. When used in this press release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Future results may differ materially from disclosures contained in this release.


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